Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA BRANDS REPORTS FIRST QUARTER 2010 RESULTS

North American salad and banana businesses performed well, partly offsetting weak European results

Reaffirms full-year comparable income expectation of $110-120 million

Momentum for long-term growth continues with Danone joint venture

CINCINNATI – April 29, 2010 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the first quarter 2010. All figures in this press release are for continuing operations, unless otherwise noted.

For the first quarter 2010, the company reported on a comparable basis a loss from continuing operations of $4 million, or ($0.09) per diluted share, versus income of $22 million, or $0.49 per diluted share, in 2009. On a GAAP basis, the company reported a loss from continuing operations of $6 million, or ($0.13) per diluted share, versus income of $23 million, or $0.51 per diluted share, in 2009. Net sales were $808 million, 4 percent lower than the prior year period. The comparable basis amounts exclude certain items described below under “Items affecting comparability.”

“Our North American salad and banana businesses performed well in the first quarter,” said Fernando Aguirre, chairman and chief executive officer. “However, as previously announced, European banana demand and pricing were negatively impacted by the harshest winter weather in 30 years and depressed economic conditions which have affected commerce across Europe. Revitalizing our European profitability in 2010 is our most important priority. Weeks ago, we began implementing a five point plan to improve pricing, execute significant cost improvements throughout our supply chain, permanently capture the EU tariff reductions, reduce our selling and administrative costs and increase distribution, which taken together will enable us to overcome these early headwinds.”

Aguirre added, “Looking across the year, while quarterly volatility is common in our industry, we remain focused on executing our strategy for long-term profitability. We are confident that the resilience of our diversified portfolio of businesses in North America and Europe will lead us to another full year of strong profitability and we still expect to achieve our full-year target of $110 to $120 million of comparable income. In addition, we are very excited about our new partnership with Danone that will enable us to expand and drive profitability of Just Fruit in a Bottle in Europe more efficiently, which is the most recent example of our ability to leverage our innovation to create additional shareholder value.”

2010 FIRST QUARTER SUMMARY

(The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.)

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share[1]
	2010	2009	2010	2009

Comparable results (Non-GAAP)	$(4)	$22	$(0.09)	$0.49
European headquarters relocation	—	(5)	—	(0.11)
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.04)	(0.04)
Other items	—	8	—	0.17

Reported results (GAAP)	$(6)	$23	$(0.13)	$0.51

Columns may not total due to rounding.

[1]	Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Comparable Results: Quarterly sales decreased 4 percent year-over-year to $808 million due to lower pricing and volume in the company’s core European markets and lower retail and foodservice volume in salads. Comparable results for the quarter were a loss of $4 million compared to income of $22 million in the year-ago period as a result of lower performance in the company’s European business.

Cash, Debt and Liquidity: Cash used in operations was $20 million for the first quarter of 2010, compared to $27 million for the first quarter of 2009. Seasonal working capital demands typically use cash in the first quarter and provide cash in the second quarter. At March 31, 2010, cash and equivalents were $85 million and debt had decreased to $648 million. The company did not draw on its revolving credit facility in the first quarter of 2010 for its seasonal working capital needs, unlike the prior year when it drew $38 million. The company has no more than $20 million in debt maturities in any year until 2014, maintaining ample liquidity and financial flexibility.

Banana Segment: Net sales for the segment decreased 2 percent to $477 million, principally as a result of lower pricing and volumes in the core European markets. Comparable operating income declined to $4 million, compared to $40 million in 2009, due to lower local pricing and volume in core European markets that was partly offset by continued strong performance in North America.

Salads and Healthy Snacks Segment: Net sales decreased 8 percent to $259 million, due to lower volumes in the retail value-added salads category. Comparable operating income improved to $20 million from $13 million in 2009, even as the company invested more in consumer marketing and increased retail activity in private label products. The increased profitability resulted from continued, sustainable cost reductions, such as a more efficient distribution network and improved manufacturing processes, and pricing gains.

Other Produce: Net sales for the segment were $73 million compared to $75 million in 2009. The segment had operating income of $2 million in the first quarter of both 2010 and 2009.

CHIQUITA DANONE JOINT VENTURE

On March 30, 2010, the company signed a joint venture agreement with Group Danone SA to expand Just Fruit in a Bottle much faster and more efficiently across Europe, substantially increasing revenues and profitability. Chiquita will receive a one-time $20 million cash payment in exchange for a 51 percent interest in the Just Fruit in a Bottle business, will license its trademark to the new entity, and expects the transaction to be immediately accretive to earnings. The sale is expected to close in the second quarter of 2010 after the completion of certain pre-closing conditions.

In only four years, Chiquita’s Just Fruit in a Bottle product has become a market leading brand of fruit smoothie in Europe with distribution in 12 countries. Chiquita’s partnership with Danone establishes an alliance between two companies whose values and product portfolios represent a rich legacy of bringing branded, innovative, healthy foods to consumers around the world.

Under the joint venture managed by Danone, Chiquita and Danone will become financial and operational partners to serve as the exclusive distributor of Chiquita’s Just Fruit in a Bottle and all future Chiquita branded fresh fruit beverage products in Europe. Upon closing, the company will deconsolidate Just Fruit in a Bottle and account for its remaining 49 percent investment using the equity method. The gain on the sale and deconsolidation of Just Fruit in a Bottle is expected to be approximately $35 million. A significant component of the gain will be based on the company’s fair value estimate of the equity method investment on the closing date. The gain on sale and deconsolidation, as well as future equity in earnings of the joint venture, will be included in the Salads and Healthy Snacks segment.

2010 OUTLOOK

Based on the diversification and resilience of its business, the company continues to expect to deliver improved full-year results in 2010, on a comparable basis versus 2009, despite a slow start to the year in Europe and challenges from a relatively weak economy.

For the full-year 2010, the company now expects to achieve revenue growth of 1 to 3 percent, which has been adjusted from the prior expectation for 3 to 5 percent to reflect the negative impact of European sales in the first half of the year and the sale and deconsolidation of Just Fruit in a Bottle. However, the company has maintained its full-year comparable income target of $110 to $120 million.

The company expects sourcing and production costs in the Banana segment to be higher in 2010 compared to the year-ago period due to increased fuel related and purchased fruit costs, partially offset by improved productivity from owned operations. Industry supplies in Latin America and Asia are expected to tighten as the year progresses, helping to restore the balance of supply and demand in the market. In Europe, the company is implementing a five point plan to improve pricing, execute significant cost improvements throughout its supply chain, permanently capture the EU tariff reductions, reduce selling and administrative costs and increase distribution. Additionally, the Just Fruit in a Bottle joint venture with Danone will improve reported results in the second half of the year. Taken together, these actions will enable the company to overcome early headwinds in Europe to achieve its full year expectations.

In North America, the company expects continued strong performance in bananas and has executed sustainable cost reductions, such as improved network and manufacturing efficiencies in salads. In the Salads and Healthy Snacks segment, the company expects to improve its full-year 2009 margin performance to at least 8 percent, even as it plans to increase investments in consumer marketing and innovation to strengthen the company’s long-term competitive position by extending consumer loyalty and preference for its branded products.

The company’s expectations of comparable results exclude any unforeseen weather or event risks; major currency fluctuations; the estimated $35 million gain on the sale and deconsolidation of Just Fruit in a Bottle from the joint venture with Danone; and $8 million of non-cash interest expense on the Convertible Notes, all of which will be reported in the company’s U.S. GAAP results.

In addition, the company expects that the quarterly flow of earnings will differ from 2009, with first half results much lower than the record levels achieved a year ago and stronger results in the second half of the year.

The following chart summarizes management’s estimates of certain key items for 2010:

(in millions)	Q1 2010 Actual	FY 2010 Estimate

Capital Expenditures	$7	$70-80
Depreciation & Amortization	$14	$60-65
Gross Interest Expense [1]	$14	$55-60
Net Interest Expense [1]	$13	$47-52

[1]

Interest expense includes the impact of adoption in 2009 of an accounting standard that changed the method used to account for the company’s Convertible Notes, which adds non-cash interest expense of $7 million in 2009 and $8 million in 2010.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio web cast is available at www.chiquitabrands.com and a replay will be available until May 13. Toll-free telephone access will be available by dialing 1-888-481-2845 in the United States and +719-457-2625 from international locations and providing the conference code 3885493. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 3885493.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide more meaningful year-over-year comparisons of the company’s financial performance, as well as the measures that management uses to evaluate the company’s performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are fully described below in “Items affecting comparability.” Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

First Quarter 2010 & 2009 Items

•

Restructuring Related Costs: In the fourth quarter of 2008, the company committed to relocate its European headquarters from Belgium to Switzerland in order to optimize the company’s long-term tax structure. The relocation, which is now complete, resulted in one-time costs of approximately $19 million; $12 million was recognized in 2009, of which $5 million was recorded in the first quarter of 2009. Restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

•

Incremental non-cash interest expense on Convertible Notes: As previously disclosed, the company retrospectively adopted new accounting standards related to its convertible debt instruments. These new standards changed the method of accounting for, and increased the amount of reported GAAP interest expense on, the company’s $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis the company excludes the additional non-cash interest expense that results from the application of this new accounting standard. Such higher non-cash interest expense was $2 million for both quarters ended March 31, 2010 and 2009, respectively, was $7 million for the full year 2009, and will be $8 million for the full year 2010.

•

Other items: In January 2009, the company sold its operations in the Ivory Coast. The sale resulted in a pre-tax gain of approximately $4 million, plus $4 million of income tax benefits were realized in the quarter related to these operations. The pre-tax gain is excluded in the first quarter comparable figures for the banana segment. In the 2010 second quarter, the company will also exclude the gain on sale and deconsolidation of Just Fruit in a Bottle.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of $3.5 billion, Chiquita employs approximately 21,000 people and has operations in nearly 80 countries worldwide. For more information, please visit our corporate web site at www.chiquitabrands.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements, including in the “2010 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT — FIRST QUARTER

(Unaudited – in millions, except per share amounts)

	Quarter Ended March 31,
	2010	2009
Net sales	$808	$842

Operating expenses:
Cost of sales	706	710
Selling, general and administrative	80	83
Depreciation	12	13
Amortization	3	3
Equity in earnings of investees	0	(6)
European headquarters relocation	—	5

	801	808

Operating income	8	34

Interest income	2	1
Interest expense	(14)	(16)

Income (loss) from continuing operations before taxes	(5)	19
Income tax (expense) benefit[1]	(1)	5

Income (loss) from continuing operations	(6)	23
Loss from discontinued operations[2]	(3)	—

Net income (loss)	$(9)	$23

Basic earnings per share:
Continuing operations	$(0.13)	$0.52
Discontinued operations	(0.07)	—

	$(0.20)	$0.52

Diluted earnings per share:
Continuing operations	$(0.13)	$0.51
Discontinued operations	(0.07)	—

	$(0.20)	$0.51

Shares used to calculate basic earnings per share	44.8	44.5
Shares used to calculate diluted earnings per share	44.8	45.5

Columns may not total due to rounding.

[1]

“Income tax (expense) benefit” includes $1 million and $7 million in benefits in the first quarters of 2010 and 2009, respectively. The benefits relate to a 2010 foreign valuation allowance release, $4 million of 2009 benefits from the sale of the company’s operation in the Ivory Coast and the resolution of tax contingencies in various jurisdictions.

[2]	Loss from discontinued operations relates to potential indemnification obligations for tax liabilities for Atlanta AG.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended March 31,		Percent Change Increase (Decrease)
	2010	2009	vs. 2009

Net sales by segment
Bananas	$477	$485	(1.8)%
Salads and Healthy Snacks	259	281	(8.0)%
Other Produce	73	75	(3.0)%

Total net sales	$808	$842	(4.0)%

Comparable segment operating income (loss) [1]
Bananas	$4	$40	(89.7)%
Salads and Healthy Snacks	20	13	54.3%
Other Produce	2	2	(15.4)%
Corporate	(18)	(20)	9.4%

Total operating income (loss)	$8	$35	(78.4)%

Comparable operating margin by segment
Bananas	0.9%	8.3%	(7.4	) pts
Salads and Healthy Snacks[2]	7.8%	4.6%	3.2	pts
Other Produce	2.5%	2.9%	(0.4	)pts

SG&A as a percent of sales	9.9%	9.8%	0.1	pts

Company banana sales volume (40 lb. boxes)
North America	14.9	15.0	(0.7)%
Europe & Middle East
Core European markets[3]	10.3	11.9	(13.4)%
Mediterranean & Middle East	5.0	3.3	51.5%

Banana Pricing
North America			3.9%
Core European markets[3]
U.S. Dollar			(5.7)%
Local			(11.1)%
Mediterranean & Middle East			(12.4)%

Fresh Express-branded retail value-added salads
Volume (12-count cases)	14.3	16.1	(11.2)%
Pricing[4]			0.3%

Euro average exchange rate, spot (dollars per euro)	$1.39	$1.31	6.1%

Euro average exchange rate, hedged (dollars per euro)	$1.40	$1.35	3.7%

Columns may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of this press release under the heading titled “Items affecting comparability.”
[2]

Excluding $6 million of sales of Just Fruit in a Bottle in each of the periods, and operating losses of $3 million and $2 million in the first quarters of 2010 and 2009, respectively, operating margin for the Salads & Healthy Snacks segment in the first quarters of 2010 and 2009 were 8.8 percent and 5.8 percent, respectively.

[3]	The company’s core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[4]	Pricing is for Fresh Express-branded products only, and includes fuel and regulatory surcharges.

Exhibit C:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

2010 vs. 2009

(Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q1
Revenue	$12
Local Costs	(4)
Hedging[1]	(5)
Balance sheet translation[2]	(3)

Net European currency impact	$1

Columns may not total due to rounding.

[1]	Hedging gains were $1 million in the first quarter of 2010 and $6 million in first quarter of 2009.
[2]	Balance sheet translation for the first quarter of 2010 was a loss of $4 million compared to a loss of $1 million in the first quarter of 2009.